Exhibit 10.2

SECURED
PROMISSORY NOTE

$12,200,000	September 26, 2023

FOR VALUE RECEIVED, PALO ALTO CLEAN TECH HOLDING LIMITED, a British Virgin Islands exempted company (the “Maker”), hereby promises to pay to the order of EDISON FUTURE, INC.. or its successors and assigns (together with its successors and assigns, the “Holder”), the principal sum of Twelve Million Two Hundred Thousand Dollars ($12,200,000), with interest on the unpaid principal amount of this Secured Promissory Note (as amended, modified, extended, restated, replaced, or supplemented from time to time, this “Note”) from time to time as provided herein. Capitalized terms used but not defined in this Note shall have the meanings given to them in Exhibit A to this Note.

1.                  Interest. Interest shall accrue on the unpaid principal sum of this Note at an annual rate equal to three percent (3.00%) commencing on the date hereof through and including the date on which this Note is paid in full. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed. The Maker promises to pay accrued but unpaid interest on the principal amount of this Note each month on or before the first day of each month, commencing on the first day of the month following the date hereof.

2.                  Default Interest. From and after the Maturity Date or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at the Holder’s option upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 365-day year, actual days elapsed) equal to five percent (5.00%) per annum above the rate of interest from time to time applicable to this Note.

3.                  Regular Principal Payments; Mandatory Prepayments.

(a)               The Maker covenants and agrees to repay to the Holder a portion of the principal amount of this Note equal to One Million Dollars ($1,000,000) on or before each calendar quarter end, commencing December 31, 2023.

(b)               In addition, the Maker covenants and agrees to repay to the Holder any remaining unpaid principal amount of this Note on September 30, 2026 (the “Maturity Date”).

4.                  Payments. All payments of this Note shall be made by the Maker by wire transfer of immediately available funds to an account designated in writing by the Holder. All payments shall be made in United States dollars. If any payment to be made by the Maker under this Note shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

5.                  Prepayment. The Maker may prepay the outstanding principal amount of this Note in whole or in part at any time, provided that such prepayment is accompanied by the payment of all accrued but unpaid interest under this Note as of the date of such prepayment. Any such prepayment shall be applied (a) first, to any accrued but unpaid interest under this Note as of the date of such prepayment, and (b) second, to reduce the principal repayment installments under this Note in the order designated by the Maker (or, if the Maker makes no such designation, principal prepayments made pursuant to this Section 5 shall be applied to the principal installments under this Note in the inverse order of maturity).

6.                  Records. The Maker hereby authorizes the Holder to record on a schedule attached hereto (as such schedule may be amended, restated, supplemented, extended or otherwise modified from time to time) or in the books and records of the Holder the amount of all payments of principal and interest in respect of this Note, which records shall, in the absence of manifest error, be conclusive; provided, however, that the failure to make such notation shall not limit or otherwise affect the obligations of the Maker under this Note.

7.                  Security. This Note is secured in the manner and to the extent set forth in the Security Agreement.

8.                  Representations and Warranties. The Maker represents and warrants to the Holder that:

(a)               Legal Status. The Maker is a British Virgin Islands exempted company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Maker is duly qualified to transact business and is in good standing in each jurisdiction in which, based upon its current operations, the failure to so qualify would have a material adverse effect on the Maker’s business, financial condition, results of operations or prospects.

(b)               Authorization and Validity. Each Loan Document has been duly authorized by the Maker and, upon the execution and delivery thereof, will constitute a legal, valid and binding agreement and obligation of the Maker enforceable in accordance with its terms.

(c)               No Violation. The execution, delivery and performance by the Maker of each Loan Document does not (i) violate any provision of any law or regulation, (ii) contravene any provision of the certificate of formation or limited liability company agreement of the Maker, or (iii) result in any breach of or default under any contract, obligation, indenture or other instrument to which the Maker is a party or by which the Maker may be bound.

(d)               Permits, Franchises. The Maker possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law.

9.                  Covenants. The Maker covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) or obligations of the Maker to the Holder under the Loan Documents remain outstanding, and until payment in full of all obligations of the Maker under the Loan Documents, the Maker shall:

(a)               Financial Statements. Provide to the Holder, in form and detail reasonably satisfactory to the Holder, not later than forty five (45) days after the end of each fiscal quarter of the Maker, financial statements of the Maker for such fiscal quarter (or if such financial statements are being delivered with respect to the end of any fiscal year of the Maker, for such full fiscal year of the Maker), prepared by the Maker, to include a balance sheet, income statement and statement of cash flows all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Maker as fairly presenting the financial condition, results of operations, members’ equity and cash flows of the Maker.

(b)               Notices of Default. Promptly notify the Holder of the occurrence of any Event of Default.

(c)               Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which the Maker is organized and/or which govern the Maker’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to the Maker and/or its business excepting, in each case, any failure to comply which would not reasonably be expected to result in a material adverse effect on the Maker’s business, financial condition, results of operations or prospects.

(d)               Payment of Obligations; Taxes. (i) Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by the Maker; and (ii) timely file all material tax returns required to be filed.

(e)               Distributions. Not make any dividend or other distribution (whether in cash, securities or other property) with respect to any membership interest or other equity interest of the Maker.

(f)                Dispositions. Not sell or otherwise dispose of its assets, other than (i) dispositions of obsolete or worn out property or property no longer useful to the business of the Maker, whether now owned or hereafter acquired, in the ordinary course of business; or (ii) dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property or other equipment or capital assets useful to the Maker’s business.

(g)               Fundamental Changes. Not (i) merge, dissolve, liquidate or consolidate with or into another person or entity, unless the Maker is the surviving company, or (ii) dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity.

10.              Amendment. Amendments, modifications and waivers of this Note may be made only in a writing signed in ink by the Maker and the Holder.

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11.              Defaults and Remedies.

(a)               Events of Default. An “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(i)                 the Maker shall default in any payment of the principal or interest of this Note, when and as the same shall become due and payable;

(ii)              any representation or warranty made by the Maker under this Note or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made;

(iii)            (1) a court enters a decree or order for relief with respect to the Maker in an involuntary case under Title 11, United States Code, as amended from time to time, and any successor statute thereto (the “Bankruptcy Code”), which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for ninety (90) days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against the Maker under any applicable bankruptcy, insolvency or other similar debtor relief law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Maker or over all or a substantial part of its property, is entered; or (C) an interim receiver, trustee or other custodian is appointed without the consent of the Maker for all or a substantial part of the property of the Maker;

(iv)             (1) the Maker commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) the Maker makes any assignment for the benefit of creditors; or

(v)               the Maker defaults in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 11(a)), and such default shall continue for a period of twenty (20) days from its occurrence.

(b)               Remedies. If an Event of Default occurs, then (a) the outstanding principal amount of, and all accrued interest on and all other amounts payable under, this Note shall at the Holder’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by the Maker; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Maker under the Bankruptcy Code, the unpaid principal amount of this Note and all interest and other amounts payable under this Note shall automatically become due and payable; and (b) the Holder shall have all rights, powers and remedies available under the Loan Documents, in equity or accorded by law. All rights, powers and remedies of the Holder may be exercised at any time by the Holder and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

12.              Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise.

13.              Remedies Not Waived. No course of dealing between the Maker and the Holder or any delay on the part of the Holder in exercising any rights hereunder or any of the Loan Documents shall operate as a waiver of any right.

14.              Costs, Expenses and Attorneys’ Fees. The Maker shall pay to the Holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Holder in connection with the enforcement of the Holder’s rights and/or the collection of any amounts which become due to the Holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Holder or any other person) relating to the Maker or any other person or entity.

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15.              Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the Maker and the Holder. The Maker may not assign its obligations hereunder without the prior written consent of the Holder.

16.              GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17.              Venue and Jurisdiction. The Maker agrees that any action or suit against the Holder arising out of or relating to this Note shall be filed in federal court or state court located in California. The Maker agrees that Holder shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Maker in a venue outside of California. If the Holder does commence an action or suit arising out of or relating to this Note, the Maker agrees that the case may be filed in federal court or state court in California. The Holder reserves the right to commence an action or suit in any other jurisdiction where the Maker or any collateral has any presence or is located. The Maker consents to personal jurisdiction and venue in such forum selected by the Holder and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Holder’s acceptance of this Note.

18.              Interest Rate. If interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law.

19.              Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

20.              Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

21.              Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery as follows (or to such other address or facsimile number as may be indicated by the Maker or the Holder to the other party in writing in accordance with this Section 21):

If to the Maker:	Palo Alto Clean Tech Holding Limited

740 Mayview Avenue, Palo Alto, CA 94303

Tel: 888-575-1940

Attention: Xiaofeng Peng

If to the Holder:	EdisonFuture, Inc.

4803, Urbani Avenue, McClellan Park, California 95652

Tel: 888-575-1940

Attention: Hoong Khoeng Cheong

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, upon receipt of the same; or if telecopied, when receipt is acknowledged.

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IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed as of the day and year first above written.

PALO ALTO CLEAN TECH HOLDING LIMITED,
a British Virgin Islands exempted company

By: /s/ Xiaofeng Peng

Name: Xiaofeng Peng
Title: Director

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EXHIBIT A

Defined Terms

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of California.

“Loan Documents” means, collectively, the Note and the Security Agreement.

“Security Agreement” means that certain Security Agreement entered into by the Maker in favor of the Holder dated as of even date herewith, as amended, modified, extended, restated, replaced, or supplemented from time to time.

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